Exhibit 4(a)(iii)

To:	The Bank of Tokyo-Mitsubushi UFJ, Ltd.
as Facility Agent under the Facility Agreement
(as defined below) and on behalf of the
Finance Parties under the Facility Agreement

20 April 2020

Dear Sir/Madam,

InterContinental Hotels Group PLC – Waiver and Amendment Request

1.	BACKGROUND

1.1 We refer to the US$1,275,000,000 Facility Agreement dated 30 March 2015 (as amended and restated from time to time) (the Facility Agreement) made between, among others, InterContinental Hotels Group PLC (the Company), Six Continents Limited and InterContinental Hotels Limited (together with the Company, the Original Borrowers), Six Continents Limited and InterContinental Hotels Limited (together with the Company, the Original Guarantors) Bank of America Merrill Lynch International Limited, Barclays Bank PLC, Citibank N.A., London Branch, Commerzbank Aktiengesellschaft, London Branch, DBS Bank Ltd., London Branch, HSBC Bank plc, Suntrust Bank, The Bank of Tokyo-Mitsubishi UFJ, Ltd., The Royal Bank of Scotland plc, U.S. Bank National Association and Wells Fargo Bank N.A., London Branch as original lenders and The Bank of Tokyo-Mitsubishi UFJ, Ltd. as facility agent.

1.2 Terms defined in the Facility Agreement have the same meanings in this letter, unless the context otherwise requires. The provisions of Clause 1.2 (Construction) of the Facility Agreement apply to this letter as though they were set out in full in this letter except that references to the Agreement are to be construed as references to this letter.

1.3 We are writing to you to apply for the consent of the Facility Agent (acting on the instructions of the Majority Lenders) to the following requests.

1.4 As a result of the economic implications of Covid-19, we are seeking consent of the Majority Lenders to waive the next three financial covenant test dates.

InterContinental Hotels Group PLC Registered in England No.5134420 Registered Office: Broadwater Park, Denham, Buckinghamshire UB9 5HR

2.	WAIVER AND AMENDMENT REQUEST

2.1 Accordingly, in accordance with Clause 35 (Amendments and Waivers) of the Facility Agreement, we request that you seek the consent of the Majority Lenders to the waiver and amendment, as applicable, of the following provisions of the Facility Agreement:

(a)

the waiver of the requirement to test the financial covenants contained in Clause 21.1 (Financial Condition) on the next three test dates, being the Relevant Periods ending on 30 June 2020, 31 December 2020 and 30 June 2021;

(b)

the waiver of the requirement in Clause 20.2(a)(i) (Compliance Certificate) of the Facility Agreement for each Compliance Certificate delivered to the Facility Agent with each set of financial statements delivered pursuant to paragraph (a)(i) or (b) of Clause 20.1 (Financial Statements) of the Facility Agreement in respect of the Relevant Periods ending on 30 June 2020, 31 December 2020 and 30 June 2021 to include computations as to compliance with Clause 21.1 (Financial Condition) of the Facility Agreement;

(c)

the waiver of the requirement in Clause 20.4(b)(i) (Requirements as to Financial Statements) of the Facility Agreement in respect of the Relevant Periods ending on 30 June 2020, 31 December 2020 and 30 June 2021, to deliver sufficient information to enable the Lenders to determine whether Clause 21.1 (Financial Condition) of the Facility Agreement has been complied with, provided that sufficient information is delivered to enable the Lenders to determine (i) the ratio of EBITDA to Net Interest Payable for each Relevant Period and (ii) the ratio of Net Borrowings as at the last day of each Relevant Period to EBITDA for such Relevant Periods;

(d)

the waiver of the requirement in Clause 20.3 (Margin Certificate) of the Facility Agreement to supply to the Facility Agent a Margin Certificate within 80 days of each Quarter Date setting out a computation of the Margin Ratio, until the Quarter Date falling on 30 June 2021;

(e)	the addition of a new Clause 20.9 (Quarterly Information) as follows:

“20.9	Quarterly Information

The Company shall supply to the Facility Agent in sufficient copies for all the Lenders, as soon as the same become available, but in any event within 45 days after the Quarter Dates falling on 30 September 2020, 31 March 2021 and 30 September 2021;

(a) its profit and loss statement;

(b) its cash flow statement; and

(c) its Net Borrowings calculation,

in each case, for the quarter of the financial year immediately preceding the Quarter Dates falling on 30 September 2020, 31 March 2021 and 30 September 2021.”; and

(f)	the addition of a new Clause 21.2 (Liquidity Covenant) as follows, and re-numbering of the current Clause 21.2 (Financial Covenant calculations) and Clause 21.3 (Definitions) accordingly:

InterContinental Hotels Group PLC Registered in England No.5134420 Registered Office: Broadwater Park, Denham, Buckinghamshire UB9 5H

“21.2	Liquidity Covenant

(a)

The Company shall ensure that, as at 30 June 2020, 31 December 2020 and 30 June 2021, the sum of (i) Cash and Cash Equivalents available to members of the Group, net of bank overdrafts, plus (ii) the aggregate total undrawn amount of committed bank facilities available to the Obligors that have a remaining tenor of at least 6 months as at such date, is at least $400,000,000.

(b)

The Company shall supply to the Facility Agent, with the set of financial statements delivered pursuant to paragraph (b) of Clause 20.1 (Financial Statements) in respect of the end of the half financial years ending on 30 June 2020, 31 December 2020 and 30 June 2021, a Compliance Certificate setting out (in reasonable detail) computations as to compliance with Clause 21.2(a) (Liquidity Covenant), as at the date at which those financial statements were drawn up.”

(together, the Waiver and Amendment Request).

2.2 The Margin applicable from the Waiver and Amendment Request Effective Date (as defined below) until the date on which the Margin Certificate is delivered to the Facility Agent for the Relevant Period ending on 30 June 2021 will be 1.00 per cent. per annum.

2.3 We request that the Majority Lenders consent to the Waiver and Amendment Request set out in paragraph 2.1 as soon as possible, and in any event by no later than 5.00pm on 24 April 2020.

3.	WAIVER AND AMENDMENT FEE

Each Lender who confirms to you its unconditional agreement to the Waiver and Amendment Request before 5.00pm on 24 April 2020 will be entitled to receive a waiver and amendment fee of 0.10 per cent. on the amount of its individual Commitment, which the Company will pay to the Facility Agent for each relevant consenting Lender’s account within 5 Business Days of the Waiver and Amendment Request Effective Date.

4.	CONSENT

Subject to paragraph 6 (Conditions) below, by your countersignature of this letter in the appropriate place, you confirm that the Waiver and Amendment Request has been approved by the Majority Lenders.

5.	GUARANTEE

5.1 On the Waiver and Amendment Request Effective Date, each Obligor:

(a)	confirms its acceptance of the Facility Agreement, as amended by the relevant parts of this letter;

(b)	agrees that it is bound as an Obligor by the terms of the Facility Agreement, as amended by this letter at the appropriate time; and

(c)	if a Guarantor, confirms that its guarantee and indemnity obligations under the Facility Agreement, as amended by this letter:

(i)	continues in full force and effect on the terms of the Facility Agreement (as amended by this letter); and

InterContinental Hotels Group PLC Registered in England No.5134420 Registered Office: Broadwater Park, Denham, Buckinghamshire UB9 5H

(ii)

extends to the obligations of the Obligors under the Finance Documents (including the Facility Agreement (as amended by this letter) and notwithstanding the imposition of any amended, additional or more onerous obligations).

6.	CONDITIONS

6.1 The Waiver and Amendment Request shall not be effective until the date (the Waiver and Amendment Request Effective Date) on which the Facility Agent has notified the other parties that it has received the documentation listed in Schedule 1 (Conditions to Waiver and Amendment Request) to this letter in form and substance satisfactory to it. The Facility Agent shall notify the Company and the Lenders promptly upon being so satisfied.

6.2 Other than to the extent that the Majority Lenders notify the Facility Agent in writing to the contrary before the Facility Agent gives the notification described in paragraph 6.1 above, the Lenders authorise (but do not require) the Agent to give that notification. The Facility Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.

7.	MISCELLANEOUS

7.1 Save as expressly set out in this letter:

(a)	the Finance Documents remain in full force and effect; and

(b)

nothing in this letter shall constitute or be construed as a waiver or compromise of any other term or condition of the Finance Documents or any of the Finance Parties rights in relation to them which for the avoidance of doubt shall continue to apply in full force and effect.

7.2 With effect from the Waiver and Amendment Request Effective Date this letter shall be (i) designated a Finance Document and (ii) read and construed as one document with the Facility Agreement.

7.3 This letter may be executed in any number of counterparts and all those counterparts taken together shall be deemed to constitute one and the same letter. Delivery of a counterpart of this letter by e-mail attachment or telecopy shall be an effective mode of delivery.

7.4 This letter and any non-contractual obligations arising out of or in relation to this letter are governed by English law.

7.5 The provisions of Clauses 31 (Notices), 33 (Partial invalidity), 34 (Remedies and Waivers), 39 (Governing law) and 40 (Enforcement) of the Facility Agreement apply to this letter as though they were set out in full in this letter except that references to the Agreement are to be construed as references to this letter.

InterContinental Hotels Group PLC Registered in England No.5134420 Registered Office: Broadwater Park, Denham, Buckinghamshire UB9 5H

Please sign and return to us a counterpart of this letter in order to indicate your agreement to its terms.

Yours faithfully

/s/ Paul Edgecliffe-Johnson
for and on behalf of
InterContinental Hotels Group PLC

Yours faithfully

/s/ Paul Edgecliffe-Johnson
for and on behalf of
InterContinental Hotels Limited

Yours faithfully

/s/ Paul Edgecliffe-Johnson
for and on behalf of
Six Continents Limited

InterContinental Hotels Group PLC Registered in England No.5134420 Registered Office: Broadwater Park, Denham, Buckinghamshire UB9 5H

We acknowledge and agree to the Waiver and Amendment Request as set out in this letter

/s/ Darren Proctor
for and on behalf of
The Bank of Tokyo-Mitsubushi UFJ, Ltd.

as Facility Agent and on behalf of the

Finance Parties (each as defined in the Facility Agreement)

(acting on the instructions of the Majority Lenders

pursuant to Clause 35 (Amendments and Waivers) of the Facility Agreement)

InterContinental Hotels Group PLC Registered in England No.5134420 Registered Office: Broadwater Park, Denham, Buckinghamshire UB9 5H

SCHEDULE 1

Conditions to Waiver and Amendment Request

1.	The Obligors

1.1	A copy of the constitutional documents of each Obligor.

1.2

A copy of a resolution of the board of directors and/or a committee of the board of directors of each Obligor (together with a copy of the resolutions appointing such committee) approving the terms of, and the transactions contemplated by and the execution, delivery and performance of, this letter and authorising a specified person or persons to execute this letter.

1.3	A specimen of the signature of each person who executes this letter and who is authorised on behalf of the Obligor by the resolutions referred to in paragraph 1.2 above.

1.4

A copy of any necessary resolution signed by the holders of the issued shares in each Guarantor (other than the Company) which is a Subsidiary of the Company and is incorporated in England and Wales, approving the terms of, and the transactions contemplated by, this letter.

1.5

A certificate of each Obligor (signed by an authorised signatory) certifying that each copy document relating to it specified in this Schedule 1 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

InterContinental Hotels Group PLC Registered in England No.5134420 Registered Office: Broadwater Park, Denham, Buckinghamshire UB9 5H